KCSA PUBLIC RELATIONS WORLDWIDE News

Public and Investor Relations, Corporate and Marketing Communications

FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  rtfromer@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Announces Fourth Quarter
And Year-End Results

NEW YORK, March 16, 2005 – 4Kids Entertainment, Inc. (NYSE: KDE) today announced financial results for the fourth quarter and year ended December 31, 2004.

For fiscal year 2004, net revenues were $103.3 million as compared to $102.1 million in 2003. Net income for the year was $12.7 million or $0.89 per diluted share, as compared to $14.8 million, or $1.05 per diluted share in 2003. The diluted weighted average common shares outstanding for the year ended December 31, 2004 were 14,335,343 shares compared to 14,156,291 shares in the prior year.

Net revenues in the fourth quarter ended December 31, 2004 were $34.1 million, as compared to $32.4 million for the same period in 2003. Fourth quarter net income was $5.0 million, or $0.36 per diluted share, as compared to $5.3 million, or $0.36 per diluted share, for the same period in 2003.

Alfred R. Kahn, Chairman and Chief Executive Officer of 4Kids Entertainment, said, “Our fourth quarter results reflect strong holiday sales of Yu-Gi-Oh! and Teenage Mutant Ninja Turtles licensed merchandise and our Cabbage Patch Kids dolls. Several factors, however, adversely affected our 2004 earnings. Year over year reduced revenue earned on Yu-Gi-Oh! was only partially offset by increased revenue from our Teenage Mutant Ninja Turtles and Cabbage Patch Kids properties. Additionally, the Company incurred approximately $1.2 million ($.05 per diluted share) in external costs to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Further, while the amount of the 4Kids TV broadcast fee paid to Fox for the broadcast year beginning September 2004 is the same as the fee for the 2003 broadcast year, a shift in advertising revenue into the fourth quarter, required the Company to amortize an additional $0.9 million ($.03 per diluted share) of the 4Kids TV broadcast fee in 2004 as compared with 2003.

“We have begun an important initiative re-branding both the Company’s four hour block of programming on FOX as 4Kids TV and the Company’s consumer website as 4Kids.TV,” continued Kahn.

The Company’s upgraded 4Kids.TV website provides richer content and streaming video of full length cartoon episodes of many of the Company's popular shows. The 4Kids.TV website demonstrates the convergence of the Internet and television and provides kids with access to their favorite 4Kids’ content, 24 hours a day, seven days a week.

“Looking ahead,” Kahn said, “we are optimistic about 2005. We anticipate continued strength in our core brands — Yu-Gi-Oh!, Teenage Mutant Ninja Turtles and Cabbage Patch Kids — as well as contributions from our new girls programming — Winx Club, Mew Mew Power and Magical Do Re Mi. We expect that properties introduced last year such as One Piece and the Royal Air Force will start to contribute to revenue in 2005. We are also pleased to announce that we have signed a deal with Hasbro to broadcast a new GI Joe animated series beginning in September 2005. GI Joe and Magical Do Re Mi are scheduled to debut on 4Kids TV this fall.

“We believe that our diversified group of properties and significant financial resources will enable us to continue building long-term value for our shareholders.”

About 4Kids Entertainment

Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media buying and planning; and Web site development. For further information, please visit the Company’s Web site at www.4KidsEntertainment.com and www.4Kids.TV

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

_________________

Tables Follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 and 2003
(In thousands of dollars, except share data)

	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$111,759	$ 95,136
Investments	16,067	24,443

Total cash and investments	127,826	119,579

Accounts receivable - net	39,917	37,143
Prepaid 4Kids TV broadcast fee, net of accumulated amortization
of $64,306 and $36,447 in 2004 and 2003, respectively	6,991	8,688
Prepaid income taxes	3,074	2,670
Prepaid expenses and other current assets	1,759	1,690
Deferred income taxes	158	--

Total current assets	179,725	169,770

PROPERTY AND EQUIPMENT - NET	2,821	3,350

OTHER ASSETS:
Accounts receivable - noncurrent, net	901	2,662
Investment in equity securities	726	726
Film and television costs - net	10,518	8,183
Deferred income taxes - noncurrent	2,241	2,575
Other assets - net	8,083	6,014

TOTAL ASSETS	$205,015	$193,280

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Due to licensors	$ 16,859	$ 11,835
Media payable	3,723	2,178
Accounts payable and accrued expenses	12,589	9,706
Deferred revenue	6,855	8,070
Deferred income taxes	--	52

Total current liabilities	40,026	31,841

DEFERRED RENT	1,011	952

Total liabilities	41,037	32,793

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,411,768 and 13,965,343 shares; outstanding 13,661,768 and
13,965,343 shares in 2004 and 2003, respectively	144	140
Additional paid-in capital	58,068	52,798
Accumulated other comprehensive income	1,124	693
Retained earnings	119,586	106,856

	178,922	160,487
Less- cost of 750,000 treasury shares	14,944	--

	163,978	160,487

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$205,015	$193,280

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004 AND 2003 (In thousands of dollars, except share data)

	For The Quarter Ended December 31,		For The Year Ended December 31,
	2004	2003	2004	2003
NET REVENUES	$ 34,060	$ 32,398	$ 103,306	$ 102,079

COSTS AND EXPENSES:
Selling, general and administrative	9,344	9,747	36,755	33,743
Production service costs	3,087	1,263	10,029	7,819
Amortization of television and film costs and
Fox broadcast fee	13,712	12,742	36,669	36,946

Total costs and expenses	26,143	23,752	83,453	78,508

INCOME FROM OPERATIONS	7,917	8,646	19,853	23,571

INTEREST INCOME	516	277	1,469	1,112

INCOME BEFORE INCOME TAXES	8,433	8,923	21,322	24,683

INCOME TAXES	3,444	3,606	8,592	9,884

NET INCOME	$ 4,989	$ 5,317	$ 12,730	$ 14,799

PER SHARE AMOUNTS:
Basic earnings per common share	$ 0.37	$ 0.39	$ 0.93	$ 1.11

Diluted earnings per common share	$ 0.36	$ 0.36	$ 0.89	$ 1.05

Weighted average common shares
outstanding - basic	13,450,098	13,649,050	13,683,756	13,292,852

Weighted average common shares
outstanding - diluted	14,005,534	14,568,176	14,335,343	14,156,291